EXHIBIT 99.1

Monday, June 10, 2024

Dear Shareholders,

I am pleased to share the results of our first quarter of fiscal 2025. Our results were within the ranges we set forward in our guidance, with revenue of $96 million, Adjusted EBITDA of $9.6 million and non-GAAP EPS of $0.05. Overall, we executed well against our financial objectives: we generated nearly $40 million in cash flow from operations, maintained a high level of productivity in our sales team, managed our expenses and took action to further enhance operating efficiency and profitability.

For almost 20 years, Yext has been a pioneer in enabling brands to manage their digital presence through one platform. Many of the world’s leading brands have relied on Yext to grow their businesses, and we have built the leading digital marketing platform for brands to find and convert prospects into loyal customers.

Yext provides access to more websites, apps, and AI tools through more marketing channels than any other platform. As digital marketing strategies evolve, customers are increasingly looking for additional ways to consolidate their marketing tools, and looking to social media and one-to-one communication as a key part of their brand strategy. Yext remains focused on meeting these needs both near-term and long-term.

Today, we announced our intention to acquire Hearsay Systems, a leading digital client engagement platform for financial services. Yext is already moving fast to bring innovation in social media tools, and we believe this acquisition will enable us to move even faster. The agreement with Hearsay comes at a pivotal time in Yext’s history, as the operational improvements we have made over the past several years leave us well-positioned to drive value through this strategic transaction.

Hearsay Systems has a sizable customer base consisting of some of the world’s leading financial firms who rely on its compliance-driven platform to scale their reach, optimize customer engagements, and grow their business.

We expect the combination of Yext and Hearsay will significantly expand our market opportunity. The acquisition will combine Yext’s expertise in digital presence management with Hearsay’s compliant engagement solutions across social media, websites, texting and voice messaging. In addition, by leveraging advanced AI technologies from both companies, we believe we can help brands deliver more relevant content faster, reduce risk and enable data-driven decisions with powerful insights and recommendations.

Businesses are increasingly looking to enable their local agents to engage 1-on-1 with customers through social media in a brand and regulatory compliant manner. This acquisition will advance our efforts to deliver the products and solutions our customers value most. We look forward to welcoming the Hearsay team to Yext once the transaction closes.

In order to align our resources and investments while ensuring we achieve our profitability goals, we have implemented strategic actions across every area of our business. The decision to restructure helps further position Yext for long-term success with a more efficient and scalable cost model while enhancing focus on our strategic initiatives. We did not take this decision lightly—approximately 12% of the company’s full-time employees have been impacted, and we are working to support their next steps as much as possible.

EXHIBIT 99.1

We also announced the promotion of Yvette Martinez-Rea to Chief Operating Officer. Her focus will be to ensure our new operating model delivers the expected efficiency improvements and keep the organization aligned to enhance our impact on customers. Yvette’s expanded role includes leading the Partner, Global Operations, and Strategy organizations, as well as a focus on re-engineering our Customer Success organization and motions alongside our go-to-market leaders to ensure Yext delivers on the support, service and value customers need. With our significant restructuring activities now in the rearview mirror and a return to stronger growth on the horizon, we expect to create significant opportunities for Yext, our customers and our employees moving forward.

From a financial perspective, we expect to incur approximately $5 million of costs in the second quarter related to our restructuring actions, together with approximately $1 million of severance costs incurred in the first quarter. We believe we have made the necessary changes to bring our cost model in line with industry peers and created a more agile and flexible team. We now anticipate our revised full-year Adjusted EBITDA will be in the range of $65 to $67 million, and this range includes all severance costs. Once these restructuring costs are behind us, we expect our Adjusted EBITDA margins will increase to the mid-20s in the second half of the year, and we believe this is a strong starting point for next fiscal year's Adjusted EBITDA performance. Our expectations do not factor in any financial assumptions regarding the integration of Hearsay Systems, and we expect to provide updated fiscal 2026 guidance for these and our other financial metrics later this year.

Just over two years ago we set a goal of becoming a Rule of 40 company over time. We have made significant strides in the multi-year transformation of the company into a highly productive organization. The progress we have made towards that objective thus far has primarily been driven by margin expansion. With our improved margin structure, we will now shift to the growth engine.

Demand for our products remains strong, and we continue to see a desire from customers to consolidate their software partnerships. However, we have been cautious in our assumptions of the conversion of that demand into bookings given the difficult selling environment. In Q1, we saw continued headwinds in deal cycles, budget pressures and scrutiny. In light of an environment that continues to be challenged, we slowed the pace of our Sales hiring in Q1. We continue to expect to grow our quota carrying capacity this year at a slower pace than originally expected, while maintaining our strong productivity levels.

We also continue to build our pipeline and are encouraged with demand overall, but we also see deals pushed out of Q1 and into either Q2 or, in some cases, the second half of the year. Many of our peers have recently noted that enterprise IT buyers remain cautious in their spending, and we are seeing the same trends impact our business.

We are taking a proactive approach to partnering with our customers to deliver value in a challenging time for their businesses. By bringing enhanced customer centricity to our renewals, restructuring partnerships, and focusing on value drivers like more support and services, we see opportunities to grow and deepen our customer relationships. We feel strongly that, while we may see continued headwinds to retention this year due to these efforts, long-term happy customers will be critically important to driving growth as our product set continues to broaden.

Several notable customer wins underscore this value proposition. During the first quarter, we entered into a new relationship with one of the largest discount variety stores in the U.S., which operates over 15,000 stores across North America. The company already had a listings provider, but was open to consolidating a number of services–including websites and search–to a single vendor. Compelled by our platform's ability to increase their listings performance and improve the accuracy of their information integrity across their thousands of web pages, Yext was selected over the incumbent provider.

Yext’s core products provide a compelling ROI to multi-location customers, and we were encouraged to see this translate into upsell and cross-sell wins during the quarter. For example, in the food services vertical, a leading multi-brand operator using Yext across a subset of its brands, expanded their relationship with us. During their review of our performance over the past year, the customer determined that locations powered with Listings and Pages vastly outperformed non-Yext locations. Using our Analytics product, we were able to demonstrate the increase in discoverability through Yext and were selected as their Listings and Pages provider across all of their brands, representing more than 5,000 company-owned and franchise locations. In another example, we expanded our existing relationship with a leading, multinational fast food chain that was delivering results with managed review responses, one of our concierge services, for a portion of their 7,500 worldwide locations. Based on the

EXHIBIT 99.1
success of their review ratings with managed responses, they elected to roll out our reputation management solution to a larger number of their locations and franchises.

Additionally, we continue to extend our leadership position in the healthcare vertical with the addition of four major providers in the U.S., each a nationally recognized leader in healthcare. The customers were looking to increase and enhance their digital presence and wanted a solution that could provide a single source of truth in an accurate, automated and user-friendly manner. Leveraging our Listings and Reviews products, these customers plan to accelerate their digital transformations throughout their multi-year contract periods.

Within the financial services vertical, two of the largest bank holding companies in the United States renewed their subscriptions with Yext. The first has been successfully leveraging Listings and Reviews over the past two years to promote its branches and financial services advisors. We expanded this partnership in the first quarter into a multi-year agreement that includes Pages. The second customer has been leveraging all of the core products on our platform for the past several years, and as their usage scales, they continue to see improved conversions, which resulted in a quick renewal process. Both of these customers present excellent opportunities for us to bring together our best-in-class solutions with Hearsay’s platform to deepen these relationships and further enhance the value we provide. Our customers understand the power of unifying data, workflow and analytics across a broader set of digital experiences - and nowhere is this more evident than in Financial Services.

We remain committed to delivering additional ROI to our customers through a product roadmap, concentrated on solutions that deliver tangible, measurable value, while integrating our ongoing work with generative AI and Social features. Two recent examples of AI-driven core product enhancements are Listings Recommendations and Generative Review Response.

Listings Recommendations launched in mid-May. Leveraging the industry’s largest publisher network, the largest and most comprehensive dataset and AI technology that is far ahead of any other platform, Listings Recommendations delivers deep insights and enables customers to quickly and easily improve their digital marketing performances. We are seeing customers use Listings Recommendations to sync information to more publishers, fill out more fields, add local photos, and include high-intent keywords in a business description to improve listings results. Key features include proactive recommendations, data science-driven insights, and listings performance monitoring.

Generative Review Response is now available to all Reviews clients. Since the general availability launch in mid-May, the number of businesses from around the world leveraging AI to draft responses to reviews has increased to over 500 unique accounts. Usage and adoption trends likewise have been extremely compelling, with exceptionally high adoption for this feature across multiple verticals, notably CPG, hospitality, and food services.

We have a number of social media marketing capabilities embedded in our platform, but our customers have asked for more robust features so they can consolidate with Yext. Because of this, our product strategy and roadmap prioritizes the development of additional social features. We have already completed our first milestone release for some features and are hearing positive feedback from customers.

Among the advanced features we are building is a holistic content calendar to capture and outline social media strategies across locations and channels; enhanced automation to reply and engage with local audiences; and features that make it possible for local teams to manage their digital presence in a brand and regulatory-compliant manner. We are providing early access to these features as they become available, and by year-end, we expect our social solutions to meet many of our customers’ needs. Our goal is to enable all Yext customers to consolidate their local social media management tools on the Yext Platform.

With the acquisition of Hearsay Systems, Yext will enable customers to consolidate even more channels including texting and voice messages. Hearsay’s compliant communication solutions ensure all interactions meet regulatory and brand standards, reducing compliance risk for industries such as financial services. Hearsay System’s compliance tools, including universal supervision, threaded archiving, and customizable workflows, offer teams a scalable way to manage and monitor 1:1 customer engagement. Yext sees an opportunity to bring these capabilities to more customers beyond financial services. Hearsay also brings integration into any CRM system, including a strong alliance with Salesforce. With the new capabilities, Yext customers can sync activities and contacts with Salesforce and other CRM systems to track all client interactions to ensure compliance, measure field productivity, orchestrate intelligent workflows, and uncover best practices.

EXHIBIT 99.1

AI continues to drive a tremendous amount of interest across all of our customers and partners. We have been measured in our enthusiasm for the near-term revenue impact from broad AI adoption in customer-facing digital experiences. We continue to believe that large enterprise customers will move carefully on AI, but with content generation, review response and listings recommendations, we are starting to see adoption of these generative AI technologies. We are skeptical of the currently popular notion that software will either be AI or non-AI. We see a future where AI and data science enhance every aspect of the solutions we create for our customers, and our point of view is that a breadth of solutions, a unified data and analytics layer, and productivity-enhancing workflows will drive tremendous customer value. We believe AI adoption will be a steadily rising tide for us and others who have invested in delivering scalable and safe solutions into our platform. The addition of Hearsay’s AI-enabled client engagement platform only increases our enthusiasm for this opportunity over time.

We continue to execute against the strategic priorities we outlined at the start of the year while driving margin expansion by focusing investment in our highest-ROI opportunities. We continue to expect year-over-year ARR growth in the latter part of FY25. Our current estimate is to achieve organic ARR growth in the mid-single digit range by the end of FY25, with growth accelerating into the high-single digits in the first half of next year. We have set a course to deliver top-line growth without impeding our progress towards becoming a Rule of 40 company, and our Adjusted EBITDA growth assumptions are evidence of our commitment. With our resources and the team we have in place, I am confident that we will be able to deliver meaningful impact for our customers and accelerate growth. As always, I'd like to close by acknowledging the hard work of our global team, and the progress they are driving in a challenging operating environment.

Thank you,
Michael Walrath
CEO and Chair of the Board

EXHIBIT 99.1
First Quarter Fiscal 2025 Results
Revenue of $96.0 million, a 3% decrease compared to $99.5 million reported in the first quarter fiscal 2024, or a 4% decrease on a constant currency basis. Included in our Q1 revenue was three months' impact of a large customer churn which occurred during the fourth quarter fiscal 2024.
Gross Profit and Non-GAAP Gross Profit:
•Gross profit was $74.4 million, a decrease of 5%, compared to $78.1 million reported in the first quarter fiscal 2024. Gross margin of 77.6%, compared to 78.5% in the first quarter fiscal 2024.
•Non-GAAP Gross profit was $75.1 million, a decrease of 5%, compared to $78.7 million in the first quarter fiscal 2024. Non-GAAP Gross margin of 78.3%, compared to 79.2% in the first quarter fiscal 2024.
Net Loss and Non-GAAP Net Income:
•Net loss of $3.8 million, compared to $0.4 million in the first quarter fiscal 2024.
•Non-GAAP net income of $6.4 million, compared to $10.6 million in the first quarter fiscal 2024.
Operating Expenses and Non-GAAP Operating Expenses:
•Operating expenses were $79.9 million, or 83% of revenue, compared to $79.3 million, or 80% of revenue reported in the first quarter fiscal 2024. Sales and marketing costs were 45% of revenue compared to 44% of revenue reported in the first quarter fiscal 2024.
•Non-GAAP Operating expenses were $68.5 million, or 71% of revenue, compared to $69.0 million, or 69% of revenue reported in the first quarter fiscal 2024. Sales and marketing costs were 42% of revenue compared to 40% of revenue reported in the first quarter fiscal 2024.
Net Loss Per Share and Non-GAAP Net Income Per Share ("Non-GAAP EPS"):
•Net loss per share attributable to common stockholders, basic and diluted, was $0.03 based on 125.4 million weighted average basic and diluted shares outstanding. This compares to net loss per share, basic and diluted, of $0.00 based on 123.3 million weighted average basic and diluted shares outstanding in the first quarter fiscal 2024.
•Non-GAAP EPS attributable to common stockholders, basic and diluted, was $0.05 based on 125.4 million weighted average basic shares outstanding and 126.5 million weighted average diluted shares outstanding, respectively. This compares to Non-GAAP EPS, basic of $0.09 based on 123.3 million weighted average basic shares outstanding and Non-GAAP EPS, diluted of $0.08 based on 127.3 million weighted average diluted shares outstanding, in the first quarter fiscal 2024.
Adjusted EBITDA was $9.6 million, compared to $14.4 million in the first quarter fiscal 2024.
Annual Recurring Revenue ("ARR") was $382.6 million as of April 30, 2024, a decrease of 4% year-over-year, compared to $398.3 million as of April 30, 2023. ARR was negatively impacted by approximately $10.8 million, attributable to a large customer churn which occurred during the three month period ended January 31, 2024, and as of April 30, 2024, ARR included an approximate $1.8 million negative impact from foreign currency exchange rates, on a constant currency basis.
•Direct Customers represented 82% of total ARR, totaling $312.1 million, a decrease of 4% on both an as-reported basis and constant currency basis.
•Third-party Reseller Customers represented 18% of total ARR, totaling $70.5 million, a decrease of 2% on both an as-reported and a constant currency basis.
Dollar-Based Net Retention Rate ("NRR") for total customers was 91%. NRR for our Direct Customers was 91% and for our Third-party Reseller Customers, NRR was 94%.

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Remaining Performance Obligations ("RPO") were $431.6 million as of April 30, 2024. RPO expected to be recognized over the next 24 months of $375.2 million with the remaining balance expected to be recognized thereafter. RPO does not include amounts under contract subject to certain accounting exclusions.
Cash and cash equivalents were $246.1 million as of April 30, 2024, compared to $216.9 million as of April 30, 2023.
Unearned revenue was $185.2 million as of April 30, 2024, compared to $197.0 million as of April 30, 2023.
Readers are encouraged to review the tables labeled "Reconciliation of GAAP to Non-GAAP Financial Measures" at the end of this letter.
Financial Outlook:
We are introducing the following guidance for our second fiscal quarter ending July 31, 2024 and fiscal year ending January 31, 2025. These expectations do not factor in any financial assumptions regarding the integration of Hearsay Systems.
•Second Quarter Fiscal 2025 Outlook:
◦Revenue is projected to be in the range of $98.0 to $98.4 million;
◦Adjusted EBITDA is projected to be in the range of $8.0 million to $8.5 million, and this range includes severance costs related to the restructuring actions that took place in the second quarter; and
◦Non-GAAP net income per share is projected to be in the range of $0.02 to $0.03, which includes an assumed Non-GAAP tax rate of 25% and assumes 126.5 million weighted-average basic shares outstanding.

•Full Year Fiscal 2025 Outlook:
◦Revenue is projected to be in the range of $394.0 million to $396.0 million;
◦Adjusted EBITDA is projected to be in the range of $65.0 million to $67.0 million, and this range includes severance costs related to the restructuring actions that took place in the second quarter; and
◦Non-GAAP net income per share is projected to be in the range of $0.35 to $0.36, which includes an assumed Non-GAAP tax rate of 25% and assumes 127.0 million weighted-average basic shares outstanding.

Conference Call Information
Yext will host a conference call today at 5:00 P.M. Eastern Time (2:00 P.M. Pacific Time) to discuss its financial results with the investment community. A live webcast of the call will be available on the Yext Investor Relations website at http://investors.yext.com. To participate in the live call by phone, the dial-in is available domestically at (877) 883-0383 and internationally at (412) 902-6506, passcode 6185062.

A replay will be available domestically at (877) 344-7529 or internationally at (412) 317-0088, passcode 6437087, until midnight (ET) June 17, 2024.

Statement Regarding Forward-Looking Information
This letter and the related conference call include forward-looking statements including, but not limited to, statements regarding our revenue, non-GAAP net income (loss), shares outstanding and Adjusted EBITDA for our second quarter and full year fiscal 2025 and general expectations beyond that fiscal year; statements regarding the expected effects of our pending acquisition of Hearsay Systems; statements regarding our expectations regarding the growth of our company, our market opportunity, product roadmap, sales efficiency efforts, cost saving actions, and our industry as well as the same for our pending acquisition of Hearsay Systems; and the timing and expected effects of the completion of our acquisition of Hearsay Systems. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "intend," "potential," "might," "would," "continue," or the negative of these terms or other

EXHIBIT 99.1
comparable terminology. Actual events or results may differ from those expressed in these forward-looking statements, and these differences may be material and adverse.
We have based the forward-looking statements contained in this letter and discussed on the call primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations, strategy, short- and long-term business operations, prospects, business strategy and financial needs. Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including, but not limited to, our ability to renew and expand subscriptions with existing customers, especially enterprise customers, and attract new customers generally; our ability to successfully expand and compete in new geographies and industry verticals; our ability to complete our pending acquisition of Hearsay Systems and integrate its business with ours; our ability to retain personnel necessary for the success of our pending acquisition of Hearsay Systems; the quality of our sales pipeline and our ability to convert leads; our ability to expand and scale our sales force; our ability to expand our service and application provider network; our ability to develop new product and platform offerings to expand our market opportunity, our ability to release new products and updates that are adopted by our customers; our ability to manage our growth effectively; weakened or changing global economic conditions, downturns, or uncertainty, including higher inflation, higher interest rates, and fluctuations or volatility in capital markets or foreign currency exchange rates; the number of options exercised by our employees and former employees; and the accuracy of the assumptions and estimates underlying our financial projections. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this letter. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements as well as other cautionary statements that are made from time to time in our SEC filings and public communications, including, without limitation, in the sections titled, “Special Note Regarding Forward Looking Statements” and “Risk Factors” in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are available at http://investors.yext.com and on the SEC's website at https://www.sec.gov.
The forward-looking statements made in this letter relate only to events as of the date on which such statements are made. We undertake no obligation to update any forward-looking statements after the date hereof or to conform such statements to actual results or revised expectations, except as required by law.
Non-GAAP Measurements
In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), this letter and the accompanying tables include non-GAAP cost of revenue, non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses (sales and marketing, research and development, general and administrative), non-GAAP operating expenses (sales and marketing, research and development, general and administrative) as a percentage of revenue, non-GAAP income (loss) from operations, non-GAAP operating margin, non-GAAP net income (loss), non-GAAP net income (loss) per share, and non-GAAP net income (loss) as a percentage of revenue, which are referred to as non-GAAP financial measures.
These non-GAAP financial measures are not calculated in accordance with GAAP as they have been adjusted to exclude the effects of stock-based compensation expenses. Non-GAAP gross margin, non-GAAP operating expenses (sales and marketing, research and development, general and administrative) as a percentage of revenue, non-GAAP operating margin, and non-GAAP net income (loss) as a percentage of revenue are calculated by dividing the applicable non-GAAP financial measure by revenue. Non-GAAP net income (loss) per share is defined as non-GAAP net income (loss) on a per share basis. We define non-GAAP net income (loss) per share, basic, as non-GAAP net income (loss) divided by weighted average shares outstanding and non-GAAP net income (loss) per share, diluted, as non-GAAP net income (loss) divided by weighted average diluted shares outstanding, which includes the potentially dilutive effect of the company’s employee equity incentive awards.
In addition, beginning in fiscal 2025, we are utilizing a projected tax rate of 25% in our computation of the non-GAAP income tax provision. Our estimated tax rate on non-GAAP income is determined annually and may be

EXHIBIT 99.1
adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses and other significant events. Our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.
We believe these non-GAAP financial measures provide investors and other users of our financial information consistency and comparability with our past financial performance and facilitate period-to-period comparisons of our results of operations. With respect to non-GAAP gross margin, non-GAAP operating expenses (sales and marketing, research and development, general and administrative) as a percentage of revenue, non-GAAP operating margin and non-GAAP net income (loss) as a percentage of revenue, we believe these non-GAAP financial measures are useful in evaluating our profitability relative to the amount of revenue generated, excluding the impact of stock-based compensation expense. We also believe non-GAAP financial measures are useful in evaluating our operating performance compared to that of other companies in our industry, as these metrics eliminate the effects of stock-based compensation, which may vary for reasons unrelated to overall operating performance.
We also discuss Adjusted EBITDA and Adjusted EBITDA margin, non-GAAP financial measures that we believe offer a useful view of overall operations used to assess the performance of core business operations and for planning purposes. We define Adjusted EBITDA as GAAP net income (loss) before (1) interest income (expense), net, (2) provision for income taxes, (3) depreciation and amortization, (4) other income (expense), net, and (5) stock-based compensation expense. The most directly comparable GAAP financial measure to Adjusted EBITDA is GAAP net income (loss). Users should consider the limitations of using Adjusted EBITDA, including the fact that this measure does not provide a complete measure of our operating performance. Adjusted EBITDA is not intended to purport to be an alternate to GAAP net income (loss) as a measure of operating performance. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by revenue.
In addition, we present non-GAAP constant currency measures of revenue. Constant currency as it relates to revenue provides a framework for assessing Company performance which excludes the effect of foreign currency rate fluctuations. Current period results for entities reporting in currencies other than U.S. Dollars (“USD”) are converted into USD at the average monthly exchange rates in effect during the comparative period, as opposed to the average monthly exchange rates in effect during the current period.
We use these non-GAAP financial measures in conjunction with traditional GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, and to evaluate the effectiveness of our business strategies. Our definition may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Thus, our non-GAAP financial measures should be considered in addition to, not as a substitute for, nor superior to or in isolation from, measures prepared in accordance with GAAP.
These non-GAAP financial measures may be limited in their usefulness because they do not present the full economic effect of our use of stock-based compensation. We compensate for these limitations by providing investors and other users of our financial information a reconciliation of the non-GAAP financial measure to the most closely related GAAP financial measures. However, we have not reconciled the non-GAAP guidance measures disclosed under "Financial Outlook" to their corresponding GAAP measures because certain reconciling items such as stock-based compensation and the corresponding provision for income taxes depend on factors such as the stock price at the time of award of future grants and thus cannot be reasonably predicted. Accordingly, reconciliations to the non-GAAP guidance measures is not available without unreasonable effort. We encourage investors and others to review our financial information in its entirety, not to rely on any single financial measure and to view non-GAAP net income (loss) and non-GAAP net income (loss) per share in conjunction with GAAP net income (loss) and net income (loss) per share.
We have not reconciled our forward-looking Adjusted EBITDA to its most directly comparable GAAP financial measure of net income (loss). Information on which this reconciliation would be based on is not available without unreasonable efforts due to the uncertainty and inherent difficulty of predicting within a reasonable range, the timing, occurrence and financial impact of when such items may be recognized. In particular, Adjusted EBITDA

EXHIBIT 99.1
excludes certain items including interest income (expense), net, provision for income taxes, depreciation and amortization, other income (expense), net, and stock-based compensation expense.

Operating Metrics
This letter and the related conference call also include certain operating metrics that we believe are useful in providing additional information in assessing the overall performance of our business.
Customer count is defined as the total number of customers with contracts executed as of the last day of the reporting period and a unique administrative account identifier on our platform. Generally, we assign unique administrative accounts to each separate and distinct entity (such as a company or government institution) or a business unit of a large corporation, that has its own separate contract with us to access our platform. We believe that customer count provides insight into our ability to grow our enterprise and mid-size customer base. As such, customer count excludes third-party reseller customers and small business customers as well as customers only receiving free trials. From time to time, some customers previously characterized as small business customers may transition to mid-size customers, and customer count includes these changes resulting from any recharacterization.
Annual recurring revenue, or ARR, for Direct customers is defined as the annualized recurring amount of all contracts in our enterprise, mid-size and small business customer base as of the last day of the reporting period. The recurring amount of a contract is determined based upon the terms of a contract and is calculated by dividing the amount of a contract by the term of the contract and then annualizing such amount. The calculation assumes no subsequent changes to the existing subscription. Contracts include portions of professional services contracts that are recurring in nature.
ARR for Third-party Reseller customers is defined as the annualized recurring amount of all contracts with Third-party Reseller customers as of the last day of the reporting period. The recurring amount of a contract is determined based upon the terms of a contract and is calculated by dividing the amount of a contract by the term of the contract and then annualizing such amount. The calculation assumes no subsequent changes to the existing subscription. The calculation includes the annualized contractual minimum commitment and excludes amounts related to overages above the contractual minimum commitment. Contracts include portions of professional services contracts that are recurring in nature.
Total ARR is defined as the annualized recurring amount of all contracts executed as of the last day of the reporting period. The recurring amount of a contract is determined based upon the terms of a contract and is calculated by dividing the amount of a contract by the term of the contract and then annualizing such amount. The calculation assumes no subsequent changes to the existing subscription, and where relevant, includes the annualized contractual minimum commitment and excludes amounts related to overages above the contractual minimum commitment. Contracts include portions of professional services contracts that are recurring in nature.
ARR is independent of historical revenue, unearned revenue, remaining performance obligations or any other GAAP financial measure over any period. It should be considered in addition to, not as a substitute for, nor superior to or in isolation from, these measures and other measures prepared in accordance with GAAP. We believe ARR-based metrics provides insight into the performance of our recurring revenue business model while mitigating fluctuations in billing and contract terms.
In addition, we present ARR on a constant currency basis. Constant currency as it relates to ARR provides a framework for assessing Company performance which excludes the effect of foreign currency rate fluctuations. Contracts included in the determination of ARR in the current period are converted into USD at the exchange rates in effect at the end of the comparative period, as opposed to the exchange rates in effect at the end of the current period.
Dollar-based net retention rate is a metric we use to assess our ability to retain our customers and expand the ARR they generate for us. We calculate dollar-based net retention rate by first determining the ARR generated 12 months prior to the end of the current period for a cohort of customers who had active contracts at that time. We then calculate ARR from the same cohort of customers at the end of the current period, which includes customer expansion, contraction and churn. The current period ARR is then divided by the prior period ARR to arrive at our

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dollar-based net retention rate. The cohorts of customers that we present dollar-based net retention rate for include direct, third-party reseller, and total customers. Direct customers include enterprise, mid-size and small business customers.
For Further Information Contact:
Investor Relations:
IR@yext.com

Public Relations:
PR@yext.com

EXHIBIT 99.1
YEXT, INC.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)
(Unaudited)

	April 30, 2024	January 31, 2024
Assets
Current assets:
Cash and cash equivalents	$246,114	$210,184
Accounts receivable, net of allowances of $870 and $1,013, respectively	53,552	108,198
Prepaid expenses and other current assets	15,462	14,849
Costs to obtain revenue contracts, current	24,446	26,680
Total current assets	339,574	359,911
Property and equipment, net	46,203	48,542
Operating lease right-of-use assets	73,896	75,989
Costs to obtain revenue contracts, non-current	14,534	16,710
Goodwill	4,450	4,478
Intangible assets, net	162	168
Other long term assets	2,911	3,012
Total assets	$481,730	$508,810
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$33,080	$38,766
Unearned revenue, current	185,220	212,210
Operating lease liabilities, current	17,215	16,798
Total current liabilities	235,515	267,774
Operating lease liabilities, non-current	86,305	89,562
Other long term liabilities	4,236	4,300
Total liabilities	326,056	361,636
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value per share; 50,000,000 shares authorized at April 30, 2024 and January 31, 2024; zero shares issued and outstanding at April 30, 2024 and January 31, 2024	—	—
Common stock, $0.001 par value per share; 500,000,000 shares authorized at April 30, 2024 and January 31, 2024; 149,459,329 and 148,197,347 shares issued at April 30, 2024 and January 31, 2024, respectively; 126,129,075 and 124,867,093 shares outstanding at April 30, 2024 and January 31, 2024, respectively	149	148
Additional paid-in capital	955,363	942,622
Accumulated other comprehensive loss	(4,608)	(4,183)
Accumulated deficit	(682,989)	(679,172)
Treasury stock, at cost	(112,241)	(112,241)
Total stockholders’ equity	155,674	147,174
Total liabilities and stockholders’ equity	$481,730	$508,810

EXHIBIT 99.1
YEXT, INC.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except share and per share data)
(Unaudited)

	Three months ended April 30,
	2024	2023
Revenue	$95,990	$99,453
Cost of revenue	21,546	21,350
Gross profit	74,444	78,103
Operating expenses:
Sales and marketing	43,254	43,996
Research and development	17,059	16,753
General and administrative	19,557	18,586
Total operating expenses	79,870	79,335
Loss from operations	(5,426)	(1,232)
Interest income	2,360	1,534
Interest expense	(392)	(73)
Other expense, net	(138)	(320)
Loss from operations before income taxes	(3,596)	(91)
Provision for income taxes	(221)	(321)
Net loss	$(3,817)	$(412)

Net loss per share attributable to common stockholders, basic and diluted	$(0.03)	$—
Weighted-average number of shares used in computing net loss per share attributable to common stockholders, basic and diluted	125,387,162	123,266,684

Other comprehensive (loss) income:
Foreign currency translation adjustment	$(417)	$350
Unrealized loss on marketable securities, net	(8)	(4)
Total comprehensive loss	$(4,242)	$(66)

EXHIBIT 99.1
YEXT, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three months ended April 30,
	2024	2023
Operating activities:
Net loss	$(3,817)	$(412)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	2,963	4,668
Bad debt expense	28	975
Stock-based compensation expense	12,065	11,012
Amortization of operating lease right-of-use assets	2,110	2,293
Other, net	366	100
Changes in operating assets and liabilities:
Accounts receivable	54,316	50,614
Prepaid expenses and other current assets	(660)	(1,657)
Costs to obtain revenue contracts	4,270	3,329
Other long term assets	80	1,094
Accounts payable, accrued expenses and other current liabilities	(4,028)	(15,047)
Unearned revenue	(26,697)	(27,337)
Operating lease liabilities	(2,847)	(2,904)
Other long term liabilities	160	16
Net cash provided by operating activities	38,309	26,744
Investing activities:
Capital expenditures	(647)	(944)
Net cash used in investing activities	(647)	(944)
Financing activities:
Proceeds from exercise of stock options	283	7,271
Repurchase of common stock	—	(4,583)
Payments for taxes related to net share settlement of stock-based compensation awards	(2,039)	(3,237)
Payments of deferred financing costs	(338)	(64)
Proceeds, net from employee stock purchase plan withholdings	920	925
Net cash (used in) provided by financing activities	(1,174)	312
Effect of exchange rate changes on cash and cash equivalents	(558)	524
Net increase in cash and cash equivalents	35,930	26,636
Cash and cash equivalents at beginning of period	210,184	190,214
Cash and cash equivalents at end of period	$246,114	$216,850

EXHIBIT 99.1
YEXT, INC.
Reconciliations of GAAP to Non-GAAP Financial Measures
(In thousands)
(Unaudited)

	Three months ended April 30,
	2024	2023
GAAP net loss to Adjusted EBITDA:
GAAP net loss	$(3,817)	$(412)
Interest (income) expense, net	(1,968)	(1,461)
Provision for income taxes	221	321
Depreciation and amortization	2,963	4,668
Other expense (income), net	138	320
Stock-based compensation expense	12,065	11,012
Adjusted EBITDA	$9,602	$14,448

GAAP net loss as a percentage of revenue	(4.0)%	(0.4)%
Adjusted EBITDA margin	10.0%	14.5%

Note: Numbers rounded for presentation purposes and may not sum.

EXHIBIT 99.1
YEXT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands)
(Unaudited)

	Three months ended April 30, 2024
Costs and expenses	GAAP	Stock-Based Compensation Expense	Non-GAAP
Cost of revenue	$21,546	$(688)	$20,858
Sales and marketing	$43,254	$(2,751)	$40,503
Research and development	$17,059	$(2,783)	$14,276
General and administrative	$19,557	$(5,843)	$13,714

	Three months ended April 30, 2024
Costs and expenses as a percentage of revenue	GAAP	Stock-Based Compensation Expense	Non-GAAP
Cost of revenue	22%	—%	22%
Sales and marketing	45%	(3)%	42%
Research and development	18%	(3)%	15%
General and administrative	20%	(6)%	14%

	Three months ended April 30, 2023
Costs and expenses	GAAP	Stock-Based Compensation Expense	Non-GAAP
Cost of revenue	$21,350	$(644)	$20,706
Sales and marketing	$43,996	$(3,819)	$40,177
Research and development	$16,753	$(2,795)	$13,958
General and administrative	$18,586	$(3,754)	$14,832

	Three months ended April 30, 2023
Costs and expenses as a percentage of revenue	GAAP	Stock-Based Compensation Expense	Non-GAAP
Cost of revenue	21%	—%	21%
Sales and marketing	44%	(4)%	40%
Research and development	17%	(3)%	14%
General and administrative	19%	(4)%	15%

Note: Numbers rounded for presentation purposes and may not sum.

EXHIBIT 99.1
YEXT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands)
(Unaudited)

	Three months ended April 30,
	2024	2023
Gross profit
GAAP gross profit	$74,444	$78,103
Plus: Stock-based compensation expense	688	644
Non-GAAP gross profit	$75,132	$78,747

Gross margin
GAAP gross margin	77.6%	78.5%
Plus: Stock-based compensation expense	0.7%	0.7%
Non-GAAP gross margin	78.3%	79.2%

Operating expenses
GAAP operating expenses	$79,870	$79,335
Less: Stock-based compensation expense	(11,377)	(10,368)
Non-GAAP operating expenses	$68,493	$68,967

Operating expenses as a percentage of revenue
GAAP operating expenses as a percentage of revenue	83%	80%
Less: Stock-based compensation expense	(12)%	(11)%
Non-GAAP operating expenses as a percentage of revenue	71%	69%

Income/Loss from operations
GAAP loss from operations	$(5,426)	$(1,232)
Plus: Stock-based compensation expense	12,065	11,012
Non-GAAP income from operations	$6,639	$9,780

Operating margin (Income/Loss from operations as a percentage of revenue)
GAAP operating margin	(6)%	(1)%
Plus: Stock-based compensation expense	13%	11%
Non-GAAP operating margin	7%	10%

Note: Numbers rounded for presentation purposes and may not sum.

EXHIBIT 99.1
YEXT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except share and per share data)
(Unaudited)

	Three months ended April 30,
	2024	2023
GAAP net loss	$(3,817)	$(412)
Plus: Stock-based compensation expense	12,065	11,012
Less: Tax adjustment(1)	(1,896)	—
Non-GAAP net income	$6,352	$10,600

GAAP net loss per share attributable to common stockholders, basic	$(0.03)	$—
Non-GAAP net income per share attributable to common stockholders, basic	$0.05	$0.09

GAAP net loss per share attributable to common stockholders, diluted	$(0.03)	$—
Non-GAAP net income per share attributable to common stockholders, diluted	$0.05	$0.08

Weighted-average number of shares used in computing GAAP net loss per share attributable to common stockholders
Basic	125,387,162	123,266,684
Diluted	125,387,162	123,266,684
Weighted-average number of shares used in computing non-GAAP net income per share attributable to common stockholders
Basic	125,387,162	123,266,684
Diluted	126,451,154	127,336,979

	Three months ended April 30,
	2024	2023
GAAP net loss as a percentage of revenue	(4.0)%	(0.4)%
Plus: Stock-based compensation expense	12.6%	11.1%
Less: Tax adjustment(1)	(2.0)%	—%
Non-GAAP net income as a percentage of revenue	6.6%	10.7%

(1) Beginning in fiscal 2025, we are utilizing a projected tax rate of 25% in our computation of the non-GAAP income tax provision. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses and other significant events. Our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.

	Three months ended April 30,
Constant Currency Revenue	2024	2023	Growth Rates
Revenue (GAAP)	$95,990	$99,453	(3)%
Effects of foreign currency rate fluctuations	(324)
Revenue on a constant currency basis (Non-GAAP)	$95,666		(4)%

Note: Numbers rounded for presentation purposes and may not sum.

EXHIBIT 99.1
YEXT, INC.
Supplemental Information
(In thousands)
(Unaudited)

	April 30,		Variance
	2024	2023	Dollars	Percent
Annual Recurring Revenue
Direct Customers	$312,060	$326,058	$(13,998)	(4)%
Third-Party Reseller Customers	70,528	72,232	(1,704)	(2)%
Total Annual Recurring Revenue	$382,588	$398,290	$(15,702)	(4)%

	Apr. 30, 2024	Jan. 31, 2024	Oct. 31, 2023	Jul. 31, 2023	Apr. 30, 2023
Annual Recurring Revenue Trend
Direct Customers	$312,060	$315,594	$326,625	$327,212	$326,058
Third-Party Reseller Customers	70,528	71,784	70,201	70,502	72,232
Total Annual Recurring Revenue	$382,588	$387,378	$396,826	$397,714	$398,290

	Apr. 30, 2024	Jan. 31, 2024	Oct. 31, 2023	Jul. 31, 2023	Apr. 30, 2023
Dollar-Based Net Retention Rate
Direct Customers	91%	91%	97%	98%	97%
Third-Party Reseller Customers	94%	95%	95%	92%	92%
Total Customers	91%	92%	96%	97%	96%

Note: Numbers rounded for presentation purposes and may not sum.